Exhibit 10.15
TENNESEE VALLEY AUTHORITY SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Note About This Exhibit 10.15
     In this Exhibit 10.15, the term “additional annual compensation” as used in the Annual Report to which this exhibit relates is synonymous with “Annual MISRIP credits” as that term is used in this Exhibit 10.15.

TENNESSEE VALLEY AUTHORITY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
1 PURPOSE AND SCOPE
1.1	Establishment. The Tennessee Valley Authority (TVA) hereby establishes, effective October 1, 1995, an unfunded supplemental retirement plan for selected employees and their beneficiaries as described herein, which shall be known as the “Supplemental Executive Retirement Plan” (the “Plan”).

1.2	Purpose. The purpose of the Plan is to provide retirement benefits to selected employees of TVA which are comparable to those provided by competing organizations.
2 DEFINITIONS
Wherever used herein, the following terms have the meaning set forth below, unless a different meaning is clearly required by the context:
2.1	“Accrued Benefit” means an annual benefit payable monthly as a single life annuity which commences payment at the Participants’ Normal Retirement Date as determined in accordance with section 4.1.

2.2	“Actuarial Equivalent” means a benefit or benefits of equal value to a benefit or benefits otherwise payable in a different form or at a different time under the Plan, when computed on the basis of the mortality and interest rate that are used by the TVA Retirement System as in effect on the date distribution is made.

2.3	“Approved Termination” means termination of employment with TVA due to (a) retirement on or after the Participant’s Normal Retirement Date, (b) retirement on or after attainment of actual age 55, if such retirement has the approval of the Board, (c) death in service as an employee, (d) disability (as such term is defined under TVA’s long-term Disability Plan) as determined by the Retirement Committee, or (e) any other circumstances approved by the Board.

2.4	“Average Compensation” means the highest average of Compensation during three consecutive Plan Years. If a Participant has been an employee of TVA for less than three Plan Years, the average shall be determined based on the period of employment.

2.5	“Beneficiary” shall mean the person or persons, designated in writing by a Participant, who are to receive a benefit under this Plan in the event of a Participant’s death. If no Beneficiary is named, the Actuarial Equivalent of any benefit payable shall be paid in a lump sum to the Participant’s estate.

2.6	“Board” means the Board of Directors of TVA.

2.7	“Compensation” means sum of base salary, Annual incentive and Annual MISRIP credits which, in conjunction with salary, comprise base compensation for service as an employee, unreduced by contributions under internal Revenue Code sections 125 and 402 (a)(8). Compensation shall be determined based on the Plan Years by including each item of Compensation in the year for which it is earned regardless of when such item is actually received.

2.8	“Credited Service” means service with TVA plus any additional service which the Board agrees to recognize under this Plan.

2.9	“Normal Retirement Date” shall mean the first of the month coincident with or next following the date on which the Participant has attained age 62 and has completed five (5) years of Vesting Service.

2.10	“Participants” shall mean those employees eligible for participation, as defined in section 3 hereof, who have been selected by the Board to participate as provided in section 3.1.

2.11	“Plan Year” is TVA’s fiscal year, October 1 to September 30.

2.12	“Prior Employer Offset” means a benefit earned under a prior employers’ defined benefit pension plan or plans attributable to prior employer service which is included in Credited Service under this Plan. Such benefit shall be converted to a single life annuity payable to the Participant’s Normal Retirement Date which is the Actuarial Equivalent of such benefit. A Prior Employer Offset shall only apply if all or a portion of the period of service during which such benefit was earned is included in Credited Service. The Board may, in its sole discretion, waive all or part of the Prior Employer Offset for any Participant.

2.13	“Qualified Plan” means the retirement plan under which a Participant accrues credit for his or her TVA service and may be either the TVA Retirement System, the Civil Service Retirement System, or the Federal Employees Retirement System.

2.14	“Qualified Plan Offset” means an amount equal to 1.3 percent of the Participant’s average compensation as defined by the Qualified Plan times

Credited Service but in no event shall the amount of Credited Service used in computing this offset exceed 24 years.

2.15	“Retirement Committee” means a group of three persons appointed by the Board to administer the Plan.

2.16	“Social Security Offset” means the primary insurance amount, commencing at the Participant’s Normal Retirement Date, that would be calculated under the Social Security Act as in effect at the time of termination by assuming that the Participant continued to earn covered compensation until the Participant’s Normal Retirement Date at a rate equal to the maximum taxable wage base. In the event of an Approved Termination, the calculation shall be made assuming no further compensation is earned. The Board may, in its sole discretion, waive all or part of the Social Security Offset for any Participant.

2.17	“Unapproved Termination” means a termination of employment with TVA when such termination does not constitute an Approved Termination as such term is defined in section 2.3.

2.18	“Vesting Service” means Credited Service with TVA on or after October 1, 1995.

2.19	“Vested Percentage” shall be 0 percent for Vesting Service less than five (5) years. At five (5) years of Vesting Service, the Vested percentage shall be 50 percent, increasing thereafter by 10 percent for each full additional year, reaching 100 percent for ten (10) or more years of Vesting Service.
3 PARTICIPATION
3.1	Selection for Participation. The Board shall select individual employees as Participants. Each Participant so selected shall be designated as a Tier One or a Tier Two Participant.
4 BENEFIT ELIGIBILITY
4.1	A Participant’s Accrued Benefit, payable as a monthly annuity commencing at the Participant’s Normal Retirement Date and continuing during the Participant’s lifetime, shall be determined based on such Participant’s Average Compensation and Credited Service at the time of termination of employment.

4.1.1  Tier One Participants. The Accrued Benefit for Tier One Participants shall be equal to one twelfth of the excess of (a) over (b), where (a) is equal to the lesser of (i) 2.5 percent of Average Compensation times years of Credited Service and (ii) 60 percent of Average Compensation, and (b) is equal to the sum of the Qualified Plan Offset, the Prior Employer Offset, and the Social Security Offset.

4.1.2	Tier Two Participants. The Accrued Benefit for Tier Two Participants shall be equal to one twelfth of 1.3 percent times years of Credited Service times the excess of (a) over (b), where (a) is equal to Average Compensation as defined as herein and (b) is Average Compensation as defined in the Qualified Plan.
4.2	Benefit Payable for Approved Termination. In the event of an approved termination of TVA employment, each Participant shall be eligible to receive a benefit equal to the Accrued Benefit commencing at the Participant’s Normal Retirement Date. The Participant may elect to receive a reduced benefit commencing at an earlier date. In such event, the benefit received shall be reduced by 5/12 percent for each month that the date of benefit commencement precedes the Normal Retirement Date. However, in no event shall the benefit be reduced by more than 35 percent.

4.3	Benefit Payable for Death in Service. In the event of a Participant’s death while employed by TVA, the Participant’s Beneficiary shall receive a lump-sum benefit that is the Actuarial Equivalent of the benefit that would have been payable had the Participant terminated employment on the date of death and elected a joint and 50 percent survivors benefit.

4.4	Benefit Payable for Unapproved Termination. In the event of an Unapproved Termination, each Participant shall receive a benefit equal to the product of the Accrued Benefit and the Vested Percentage commencing at the Participant’s Normal Retirement Date. The Participant may elect to receive a reduced benefit commencing at an earlier date. In such case, the benefit received shall be reduced by 10/12 percent for each month that the date of benefit commencement precedes the normal retirement date. However, in no event shall he benefit be reduced by more than 70 percent.
5 PAYMENT OF BENEFITS
5.1	Terms and Conditions of Benefit Payments. Benefits under this Plan shall be paid in any form selected by the Participant and approved by the Retirement Committee. However, a Participant may not elect a lump-sum cash out. The benefit selected shall be the Actuarial Equivalent of the single life annuity based on 5 or 10 annual installments. In the event a participant does not select one of the two approved payment options, the SERP benefit will be paid in five annual installments.

5.2	Deleted by amendment

5.3	Survival. Payment of any benefit hereunder which is contingent upon the survival of a Participant or a Beneficiary shall cease with the last payment due prior to the Participant’s or the Beneficiary’s death.

5.4	Alienation of Benefits Prohibited. No benefit payable at any time under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, attachment, or encumbrance or any kind, except as required by law. No benefit payable at any time under the Plan shall be subject in any manner to the debts or liabilities of any person entitled to such benefit, and TVA shall not be required to make any payments toward such debts or liabilities.

5.5	Incapacity. In the event that any benefit hereunder is, or becomes, payable to a minor, to a person under a legal disability, or to a person not judicially declared incompetent but who by reason of illness or mental or physical disability is, in the opinion of the Retirement Committee, incapable of personally receiving and giving valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Retirement Committee may provide for such payment or any part thereof to be made to any person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for such person and shall constitute a complete discharge of the liability of TVA therefor.
6 GENERAL PROVISIONS
6.1	Funding. The Plan is intended as an unfunded plan of supplementary retirement benefits for selected employees of TVA. TVA may establish appropriate reserves for the Plan on its books of account in accordance with generally accepted accounting principles. TVA may set up a trust or trusts to manage these reserves. Such reserves shall be, for all purposes, part of the general assets of TVA, and no Participant, Beneficiary, or other person claiming a right under the Plan shall have any interest, right, or title to such reserves except as provided by the terms of any trust established to hold such reserves. In all events, it is the intent of TVA that the Plan be treated as unfunded for tax purposes.

6.2	Right to Amend, Suspend, or Terminate. TVA reserves the right at any time and from time to time to amend or terminate the Plan by action of its Board without the consent of any Participant, Beneficiary or other person. However, no such amendment may decrease a Participant’s Accrued Benefit as of the time of such amendment. In the event of Plan termination, a Participant shall be entitled to receive his or her accrued benefit, determined as of the date of plan termination, in such form as determined by the Retirement Committee. Plan amendments may be approved and implemented by the Retirement Committee except that the Board reserves the right to approve any plan amendments which could change the amount of the benefits payable under the Plan.

6.3	Rights to Benefits. No person shall have any right to a benefit under the Plan except as such benefit has become payable in accordance with the terms of the Plan, and such right shall be no greater than the rights of any unsecured general creditor of TVA. Notwithstanding any other provision of this Plan, if an employee shall be discharged for reasons of acts of fraud, dishonesty, larceny, misappropriation, or embezzlement committed against TVA, all of such employee’s rights to benefits under this Plan shall be forfeited.

6.4	Administration of the Plan. Except as otherwise specifically provided in the Plan, the Retirement Committee shall be the plan administrator of the Plan. The Retirement Committee as plan administrator shall have full authority in its discretion to determine all questions arising in connection with the Plan, including the interpretation of the Plan, and may adopt Plan amendments (subject to section 6.2) and procedural rules and may rely on such legal counsel, actuaries, accountants, and agents as it may deem advisable to assist in the administration of the Plan. The Retirement Committee may establish such rules and procedures as it deems appropriate to carry out the intent and purpose of the Plan. Decisions of the Retirement Committee as plan administrator shall be conclusive and binding on all Participants and Beneficiaries. The Retirement Committee may delegate in writing to one or more persons any of its duties as plan administrator and may revoke in writing any such designation previously made.

6.5	Titles. The titles of the articles and sections herein are included for convenience of reference only and shall not be construed as part of this Plan or have any effect upon the meaning of the provisions hereof. Unless the context requires otherwise, the singular shall include the plural and the masculine shall include the feminine; such words as “herein,” “hereafter,” “hereof,” and “hereunder” shall refer to this instrument as a whole and not merely to the subdivision in which such words appear.

6.6	Separability. If any term or provision of this Plan as presently in effect or amended from time to time, or the application thereof to any payments or circumstances, shall to any extent be invalid or unenforceable, the remainder of the Plan, and the application of such term or provision to payments or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term or provision of the Plan shall be valid and enforced to the fullest extent permitted by law.

6.7	Authorized Officers. Whenever TVA under the terms of the Plan is permitted or required to do or to perform any act or matter or thing, it shall be done and performed by a duty authorized officer of TVA.

6.8	Certain Rights and Limitations. The establishment of the Plan shall not be construed as conferring any legal rights upon any employee or other person for a continuation of employment, nor shall it interfere with the rights of TVA to discharge any employee and to treat any employee without regard to the effect that such treatment might have upon that employee as a participant in the Plan.